September __, 1996





Lehman Structured Securities Corp.
200 Vesey Street
New York, New York  10285

          Re: Commercial Mortgage Pass-Through Certificates, Series 1996-1

Gentlemen:

          We have acted as your counsel in connection with the Registration Statement (File No. 333-10027) (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on August, 12, 1996, pursuant to the Securities Act of 1933, as amended. The Registration Statement covers Commercial Mortgage Pass-Through Certificates, Series 1996-1 ("Certificates") to be sold by Lehman Structured Securities Corp. ("Lehman"). The Certificates will be issued under a trust agreement (the "Trust Agreement") among Lehman and State Street Bank and Trust Company (the "Trustee"). A form of Trust Agreement is included as an Exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

          We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of Lehman, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, we are of the opinion that:

          1. When the Trust Agreement for the Certificates has been duly and validly authorized, executed and delivered by Lehman and the Trustee, such Trust Agreement will constitute a valid and legally binding agreement of Lehman, enforceable against Lehman in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

          2. When the Trust Agreement for the Certificates has been duly and validly authorized, executed and delivered by Lehman and the
               Trustee, and the Certificates have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Trust Agreement.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                          Very truly yours,

                                          s/s Cadwalader, Wickersham & Taft
                                          Cadwalader, Wickersham & Taft